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                                                                  Exhibit 10.16

              EMPLOYMENT AGREEMENT BETWEEN PHARMACEUTICAL PEPTIDES, INC. ("THE COMPANY") AND MARC B. GARNICK ("THE EMPLOYEE")

Commencement            April 1, 1994 (commencing transition), September 1, 1994
Date                    (full-time). At the Company's discretion and in
                        consultation with the Employee that date may be extended but not beyond the date the Employee presents himself for full time employment. The Company will reimburse the Employee for expenses associated with this transition, including expenses after this date in connection with terminating current employment, up to $10,000, and reimburse beyond that by mutual agreement.

Term of Employ-         Three years, with automatic annual renewal unless either
ment                    party terminates.

Time Commitment         Except during the transition period, full-time, except
                        for (a) one day per week to devote to the practice of medicine, including as an expert or consultant, at the Dana-Farber Cancer Institute or other health care facil-ity, (b) approved outside Directorships and service on scientific boards, and (c) normal professional activities. During the transition period, Employee may provide services to Genetics Institute, Inc.

Principal Loca-         Cambridge, Massachusetts or within a reasonable distance
tion                    from Brookline.
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Title, Posi-            Executive Vice President and Medical Advisor to the
tions, Reporting        Board of Directors. As Medical Advisor to the Board of
Relationship            Directors, Employee shall be provided notice of and the
                        materials for Board meetings and may attend such meetings except as specifically requested not to by the Board. The Company will not appoint a physician to the Board of Directors primarily for medical advice without offering such a position to the Employee. A Board of Directors position offered to an Executive Vice
                        President will first be offered to the Employee. The
                        Employee will report only to the Chief Executive Officer and the Board of Directors. The Employee will be a member of the Management Committee, consisting of Chairman, CEO and other Executive Vice Presidents, which
                        Committee will be responsible for the general management of the company.


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

Responsibilities        Senior management responsibility and authority for
                        clinical and preclini-cal management, including:
                              responsibility for preclinical biology and
                        research (including, but not limited to, in vivo evaluation of target molecules and pharmacological and toxicological assessment)
                              shared responsibility for selection of drug
                        targets
                              responsibility for all medical and regulatory
                        activities of the Company and service as Chief Medical and Regulatory Officer creation of a Medical Advisory Board
                              shared responsibility for clinical scale
                        manufacturing and quality control and quality assurance activities shared responsibility for development of the
                        overall corporate business plan and corporate strategic development shared responsibility for patent affairs

Base Annual Sal-        $150,000 as Executive Vice President plus $35,000 as
ary                     Medical Advisor to the Board of Directors.

Bonuses Bonuses at the discretion of the Board of Directors upon review of performance.

Options Incentive stock options issued pursuant to rule 701 under the Securities Act of 1933 to purchase 62,456 shares of common stock, exercisable at fair market value, as of no later than June 1, 1994, (subject to ad-justment for stock splits, reverse stock splits and similar transactions) subject to a four year vesting schedule, vesting monthly. Term of options: 10 years. Exercise period after employment termination: 1 year death or disability, 90 days all other terminations. Payment upon exercise: cash or if employment terminat-ed without cause or as a result of constructive termination, with two year note with interest at lowest federal rate under Internal Revenue Code. In the event of termination for cause, the Company shall have the right to repurchase all vested shares at fair market value by giving notice no later than 120 days after the termination date. In the event of termination without cause, the Company shall have the right of first offer to repurchase all vested shares at fair market value, or, if not offered to the Company for purchase, to repurchase upon Initial Public Offering at the closing price on the first trading day. The right of first offer shall terminate on consummation of an initial public offering.

Termina-                Termination by the Company at any time during or after
tion/Severance          initial term without cause, by Constructive Termination
                        or following a Change of Control/Sale of Business, or as a result of Disability or Death: Lump sum payment of a multiple of then current annual base salary plus most recent annual bonus, as follows:
                              First two years: 1.5 plus benefits, 2 years'
                        acceleration of options
                              After two years: 1 plus benefits, 1 year's
                        acceleration of options
                              Expiration of the term as a result of Company
                        notice: at least $185,000 plus benefits payable in 12 monthly installments

                        In the case of disability or death, net of any amounts paid pursuant to disability coverage or life insurance coverage provided through the Company's plan.

                        Benefits: In any circumstance that severance is due (except following death), individual and family benefits to continue for 18 months if termination during first two years, otherwise one year following termination.

Benefits                Plans:
                        Participation in all benefit plans, including (to be instituted within a reasonable time after employment):
                              Comprehensive medical and dental coverage (and
                        payment of 80% of COBRA premium, while available, until coverage equivalent to current coverage provided)
                              A disability plan providing benefit equal to 65%
                        of compensation
                              term life insurance for 3 times base salary (after
                        the Company has a number of employees making such a plan feasible)
                              401(k) plan (after the Company has a number of
                        employees making such a plan feasible)

                        Other Benefits:
                              three weeks vacation
                              reimbursements of reasonable business expenses
                        incurred

Legal Fees              The Company agrees to pay the Employee's reasonable
                        attorney's fees in connection with employment agreement.

Non-competition         The Employee will execute a non-com-petition agreement
                        in the form attached as Exhibit A.

Other Standard indemnification as an officer of the Company to full extent permitted by statute

                        Provision that any successor must assume agreement

Definitions             Cause:
                        (1) Willful and continued failure to substantially perform designated duties
                        (2) Willful malfeasance which is materially injurious to the Company
                        (3) Conviction of a felony by a court of competent jurisdiction

                        An act (or failure to act) will be considered "willful" if done (or omitted to be done) not in good faith and without reasonable belief that the action (or omission) was in the Company's best interest

                        In the event of a termination for Cause, Employee will be provided an opportunity to be heard before the Board of Directors and in the case of (1) and (2) above, 30 day notice of the specific actions or inactions and an opportunity to correct.

                        Constructive Termination:
                        (1) Failure to elect to or continue in position
                        (2) Material change in functions, duties, authority or responsibilities to make position of less dignity, importance, scope or authority, including a change in the reporting structure
                        (3) Material change in business of the Company as generally described in current Business Plan
                        (4) Failure of the Company to abide by material terms of this agreement

                        Change of Control/Sale of Business:
                        (1) Any person or group becomes the beneficial owner of 50% or more of the Company's outstanding shares of beneficial interest while private, 30% if it becomes a public company
                        (2) Election of new Directors such that a majority of Directors were not nominated as candidates by a majority of the Directors in office immediately preceding the election
                        (3) Sale of the Company by merger, consolidation, asset sale or otherwise
                        (4) Initial public offering by the Company

THE FOREGOING CONSTITUTES THE TERMS AND CONDITIONS UPON WHICH THE COMPANY AND THE EMPLOYEE HAVE AGREED WITH RESPECT TO THE EMPLOYEE'S EMPLOYMENT. THIS AGREEMENT, TOGETHER WITH EXHIBIT A, CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES AND MAY BE AMENDED ONLY BY A WRITING SIGNED BY BOTH PARTIES. THE SIGNATURES BELOW INDICATE AGREEMENT OF BOTH PARTIES WITH THE FOREGOING.


April 4, 1994


 /s/ Ethan R. Signer                  /s/ Marc B. Garnick
---------------------------          ----------------------------
Ethan R. Signer                      Marc B. Garnick
Chief Executive Officer
Pharmaceutical Peptides,
Inc.


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

                                    Exhibit A

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

            In consideration of my employment with Pharmaceutical Peptides, Inc. (the "Company"), I hereby agree with the Company as follows:

            1. Prior Employment. I hereby represent and warrant to the Company that (i) I have disclosed to the Company each and every employment agreement, nondisclo-sure agreement, inventions agreement, noncompete agreement or other similar agreement with any of my current or previous employers which has not by its terms expired and (ii) my employment by the Company and my compliance with the terms of this agreement will not result in a violation by me of any material term of any agreement or obligation of mine with or to the Dana Farber Cancer Institute or other not-for-profit institution.

            2. Confidential Information. I understand that the Company's confidential information includes and will include matters not generally known outside the Company, such as developments, inventions, technologies, methods, discoveries, improvements, modifications, designs, drawings, processes and trade secrets relating to the Company's business, to proposed products and services and to data relating to the technologies, business operations, methodologies and techniques of the Company, including information concerning sales, costs, profits, organizations, customer lists, personnel and pricing methods (all information not generally known outside the Company being referred to herein as "Confidential Information"). I further understand that while I am employed by the Company, I may obtain or hear of Confidential Information of the Company and of other parties which has been provided to the Company in confidence. I agree not to disclose, use or copy any Confidential Information of the Company (whether or not produced by me) or of other parties which has been provided to the Company in confidence, except as the Company may specifically authorize or direct or as required by law.

            3. Discoveries. I agree to make full and prompt disclosure to the Company of any and all inventions, technologies, improvements, modifications, processes, discoveries, methods, and developments (all of which are collectively termed "Discoveries"), whether patentable or not, performed, made, conceived or reduced to practice by me or under my direction or jointly with others during my employment by the Company, whether or not made, conceived or reduced to practice during normal working hours or on the premises of the Company. I hereby assign and transfer to the Company all of my right, title and interest in and to all Discoveries and any patents or patent applications covering such Discoveries. I further agree, both during and after my employment with the Company, to execute and deliver such assignments, patents and applications, and other documents as the Company may direct, and agree to cooperate fully with the Company to enable the Company to secure and patent and otherwise perfect and protect such Discoveries in any and all countries. This paragraph will not apply to Discoveries, and for all purposes of this Agreement the term "Discoveries" shall not include any of the foregoing which would otherwise be included within the meaning of such term, but (a) which do not relate to the actual, planned or anticipated business or research and development of the Company or affiliated corporations and which are performed, made, conceived or reduced to practice by me during other than while working as an employee of the Company, not on the Company's premises and without the use of any of the Company's tools, devices, equipment, resources or Confidential Information or (b) are inventions, ideas, discoveries, innovations, or improvements (whether or not patentable) or material made subject to copyright which is or becomes the property of Genetics Institute, Inc. ("GI") pursuant to my Employment Agreement with GI dated January 9, 1992.

            4. Intellectual Property Rights. I acknowledge and agree that any and all right, title and interest which I may have in and to any Discoveries and any other intellectual property rights within the scope of my employment belongs to the Company exclusively throughout the world. I hereby waive and release all my rights, if any, to the foregoing and hereby assign and transfer to the Company without further compensation any interest I may have in the entire worldwide right, title and interest in and to the foregoing. I further agree to execute any papers and to assist the Company in any manner deemed necessary by the Company to permit the Company to apply for, obtain and defend patents and other intellectual property rights related to the foregoing.

            5. Obligations to other Parties. I hereby represent to the Company that, as of the date hereof, I have no present obligation to assign to any former employer or any other person, corporation or firm, any items covered by paragraph 3. I will not disclose and have not disclosed to the Company, and I will not induce or cause and have not induced or caused the Company to use, any confidential information of other persons, corporations or firms, including former employers. In addition, I will not bring or provide and have not brought or provided to the Company, any documents or other tangible items containing confidential information of other persons, corporations or firms, including any former employers.

            6. Competitive Activities Prohibited. During the term of my employment by the Company, I will not become employed full-time or part-time by or act on behalf of any other person, corporation or firm which is engaged in any business or activity competitive with that of the Company, unless such employment has been approved by the Company in a writing signed by an officer of the Company. I also agree that I will not, for a period of one year after the termination of my employment with the Company, solicit or seek to obtain orders for any products directly competitive with those manufactured or sold by the Company from any person or organization that is a customer of the Company or recruit or otherwise seek to cause employees of the Company to terminate their employment or violate any agreement with the Company.

            7. Affiliates or Subsidiaries. If my employment is transferred to a subsidiary or affiliated company of the Company, this Agreement will continue to apply as though I were still employed by the Company unless I sign an agreement provided to me by such other company covering essentially the same matters as this Agreement.

            8. Termination of Employment. Upon any termination of my employment by the Company, I agree to leave with or return to the Company all records, drawings, notebooks and other documents pertaining to the Company's Confidential Information, whether prepared by me or others, and any equipment, tools or devices owned by the Company then in my possession or under my control however such items were obtained.


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

            9. Vesting of Rights. The rights, title and other interests granted by me to the Company under this Agreement shall automatically vest in the Company as each item to which a right, title or other interest applies comes into existence.

            10. Survival. My obligations under this Agreement shall survive any termination of my employment with the Company. This Agreement shall be binding upon my heirs, executors and administrators and shall inure to the benefit of the Company and its successors and assigns.

            11. Entire Agreement; Modifications. This Agreement constitutes the entire agreement covering the subject matter set forth herein and may be modified only by agreement in writing signed by me and an officer of the Company.

            12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Date: April 4, 1994                  /s/ Marc B. Garnick
                                    ----------------------------
                                    Signature of Employee


                                      Marc B. Garnick
                                    ----------------------------
                                    Printed Name of Employee

Witness:

__________________________________

ACCEPTED AND AGREED TO:

PHARMACEUTICAL PEPTIDES, INC.


By:  /s/ Ethan R. Signer
   -------------------------------
   Title: President

               Amendment No. 1 to Employment Agreement


AGREEMENT dated as of April 1, 1997 by and between Marc B. Garnick ("Employee") and Praecis Pharmaceuticals, Inc. (the "Company").

     WHEREAS, Employee and the Company entered into an Employment
Agreement dated April 4, 1994 (the "Employment Agreement");

     WHEREAS, as of March 28, 1997, Employee and the Company agreed to an extension of the renewal date under the Employment Agreement (the "Extension Letter");

     WHEREAS, Employee and the Company desire to amend the Employment
Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants herein set forth and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. The paragraph entitled "Base Annual Salary" is hereby amended by deleting it in its entirety and inserting in its place the following:

          "$195,000 as Executive Vice President and
          Medical Advisor to the Board of Directors."

     2. The paragraph entitled "Bonuses" is hereby amended by deleting it in its entirety and inserting in its place the following:

          "(i) $25,000 upon completion of the Phase II clinical trials of PPI-149 now underway, IND #51,710, Protocol #149-96-01, (a) payable at such time as Synthelabo _____ ("Synthelabo") is obligated to make a payment to the Company pursuant to a determination of completion of such trials in accordance with the _____ Agreement between the Company and Synthelabo (the "Synthelabo Agreement"), (b) in the event no licensing agreement is in effect with Synthelabo with respect to prostate cancer trials of PPI-149, then payable at such other time as any other llcensee is obligated to pay to the Company a sum of funds as a result of completion of a Phase II study of PPI-149, or (c) in the event no licensing agreement is in effect with respect to prostate cancer trials of PPI-149 and provided the completion of such Phase II clinical trials is successful in accordance with the protocol therefor, then payable upon consummation of an underwritten initial public offering of the Company's common stock (the "IPO");

          (ii) $50,000 earned upon the first to occur of (a) completion of Phase II clinical trials of PPI-149 in a depot formulation for chronic therapy of prostate cancer, payable at such time as Synthelabo is obligated to make a payment to the Company pursuant to the Synthelabo Agreement upon a determination in accordance therewith that there has been a demonstration in such trials of the safety and efficacy of a Praecis depot formulation of PPI-149 for chronic therapy of prostate cancer or (b) the commencement a Phase III clinical trial employing a depot formulation of PPI-149 for treatment of prostate cancer;

          (iii)  $75,000 payable upon the filing of a New
          Drug Application with the United States Food and
          Drug Administration for a depot formulation of PPI-149 for treatment of prostate cancer; and

          (iv)  $100,000 payable upon the issue of the
          Registration Approval and Reimbursement Approval, if required, for a depot formulation of PPI-149 for treatment of prostate cancer in any Major
          European Territory Country (each of the preceding capitalized terms in this clause (iv), as defined in the attached Schedule A) (a) by Synthelabo, or
          (b) by any other licensee of the Company."

     3. To amend the paragraph "Options" by adding at the end thereof the following:

          "The Company shall grant to Employee as of May 1, 1997 an option pursuant to Rule 701 under the Securities Act of 1933 to purchase 80,000 shares of common stock of the Company on the following terms: (i) the number of shares shall be subject to proportionate adjustment for any stock split or stock dividend after the date hereof, (ii) a ten year term, (iii) exercise period following termination: 1 year death or disability, 90 days all other terminations; (iv) payment upon exercise: cash or if employment terminated without cause or as a result of constructive termination, with two year note with interest at lowest federal rate under Internal Revenue Code, (v) the option shall be an incentive stock option to the full extent permissible under the Internal Revenue Code, (vi) the option shall vest and become exercisable in equal monthly installments over ten years at the rate of 666.67 shares per month, commencing May 1, 1998, and (vii) in the event the Fair Market Value of a share of common stock of the Company is at least $309.30 (subject to proportionate adjustment in the event of a stock split, stock dividend, stock combination or reverse stock split), then such option shall become fully vested and exercisable. As used herein, Fair Market Value shall mean the closing sales price on the largest national exchange on which shares of the Company's common stock are listed or on the Nasdaq National Market System or, if not so listed, as determined by the Board of Directors in good faith considering recent transactions in the Company's common stock. In addition, Employee shall be entitled to such other grants of stock options as the Compensation

          Committee of the Board of Directors shall determine from time to time in accordance with the usual practice of the Company with respect to review of compensation of its senior executives and in recognition of Employee's performance."

     4. The Company shall pay the Employee's reasonable legal fees and expenses in connection with this amendment.

     5. Except as expressly provided in this Amendment No. 1, the Employment Agreement is affirmed and shall remain in full force and effect.

     6. This Amendment No. 1 (together with the Employment Agreement, the Proprietary Information and Inventions Agreement between Employee and the Company dated April 4, 1997, stock option agreements for options previously granted to Employee pursuant to the terms in the Employment Agreement and otherwise) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes the Extension Letter and any other agreements pertaining to the subject matter hereof. This agreement may only be amended in a writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed this agreement.


                         PRAECIS PHARMACEUTICALS, INC.


 /s/ Marc B. Garnick          By: /s/ Malcolm L. Gefter
------------------------          -------------------------
     Marc B. Garnick              Malcolm L. Gefter
                                  Chief Executive Officer


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